Exhibit 99.1

Diodes Incorporated Reports First Quarter 2012 Financial Results

Achieves Sequential Revenue Growth Despite Typical Seasonality; Strong Revenue Growth Projected for the Second Quarter

Plano, Texas – May 8, 2012 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the first quarter ended March 31, 2012.

First Quarter Highlights

•	Revenue was $144.7 million, an increase of 1.0 percent from the $143.3 million in the fourth quarter 2011, and a decrease of 10.5 percent over the $161.6 million in the first quarter 2011;

•	Gross profit was $33.7 million, compared to $35.5 million in the fourth quarter 2011 and $57.4 million in the first quarter 2011;

•	Gross profit margin was 23.3 percent, compared to 24.8 percent in the fourth quarter 2011, and 35.5 percent in the first quarter 2011;

•

GAAP net income was $4.9 million, or $0.10 per diluted share, compared to fourth quarter 2011 of $3.1 million, or $0.07 per diluted share, and first quarter 2011 of $19.7 million, or $0.42 per diluted share;

•

Non-GAAP adjusted net income was $4.1 million, or $0.09 per diluted share, compared to fourth quarter 2011 of $4.0 million, or $0.09 per diluted share, and first quarter 2011 of $21.8 million, or $0.47 per diluted share;

•	Excluding $2.3 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and

•	Achieved $13.4 million cash flow from operations, $47.2 million net cash flow, and $1.5 million free cash flow, including $6.6 million in capital expenditures for the Chengdu site development.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “After Chinese New Year we began to see signs of a recovery in our end markets. We took advantage of this renewed strength by significantly reducing our lower margin finished goods inventory, which helped to support revenue and secure incremental market share gains. Overall, we reduced our finished goods inventory by 20 percent while channel inventory declined three percent. As a result, we achieved moderate sequential revenue growth, which is significantly better than the typical seasonal slowness. However, our decision to reduce inventory combined with the increased pricing pressure and lower utilization continued to impact margins during the quarter. We believe the first quarter represents the low point in the cycle and that overall demand is beginning to improve across all of our geographies. As such, we have shifted our strategy back to our growth model to aggressively capture additional market share. We have begun adding capacity for new, more advanced packaging at our Shanghai facilities to support our continued growth. As the demand and pricing environment improves further, we will transition available capacity to higher margin products to enhance our product mix and margins going forward.

“Overall, I am pleased with our results for the quarter, and our expectation for continued growth in the second quarter is further evidence of the improvement in our business and the general economic conditions. As I have stated in the past, the flexibility of our business model has allowed us to consistently deliver profitability, gain market share and even grow revenue during down economic cycles. I believe we are well positioned for growth and that our strategy will continue to produce growth rates that exceed our addressable markets.”

First Quarter 2012

Revenue for the first quarter 2012 was $144.7 million, an increase of 1.0 percent over the $143.3 million in the fourth quarter 2011, and a decrease of 10.5 percent from the $161.6 million in the first quarter 2011. Revenue was up sequentially due to general improvements in end market demand late in the quarter.

Gross profit for the first quarter 2012 was $33.7 million, or 23.3 percent of revenue, compared to $35.5 million, or 24.8 percent of revenue, in the fourth quarter 2011, and $57.4 million, or 35.5 percent, in the first quarter 2011. Gross profit margin continued to be impacted by a weak pricing environment, a higher mix of lower margin products, and the Company’s decision to strategically reduce lower margin finished goods inventory.

First quarter 2012 GAAP net income was $4.9 million, or $0.10 per diluted share, compared to GAAP net income of $3.1 million, or $0.07 per diluted share, in the fourth quarter 2011, and GAAP net income of $19.7 million, or $0.42 per diluted share, in the first quarter 2011.

Non-GAAP adjusted net income for the first quarter 2012 was $4.1 million, or $0.09 per diluted share, which excluded, net of tax, $0.8 million of non-cash acquisition related intangible asset amortization costs and a $1.6 million gain on the sale of assets, compared to non-GAAP adjusted net income of $4.0 million, or $0.09 per diluted share, in the fourth quarter 2011 and $21.8 million, or $0.47 per diluted share, in the first quarter 2011. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2012
GAAP net income	$4,871

GAAP diluted earnings per share	$0.10

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	805

Gain on sale of assets	(1,613)

Non-GAAP adjusted net income	$4,063

Non-GAAP adjusted diluted earnings per share	$0.09

(See the reconciliation of net income to adjusted net income tables near the end of the release for further details)

Included in first quarter 2012 GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the first quarter 2012 was $21.2 million, compared to $19.7 million for the fourth quarter 2011, and $41.1 million for the first quarter 2011. For a reconciliation of GAAP net income to EBITDA (non-GAAP), see the table below.

As of March 31, 2012, Diodes had approximately $177 million in cash and cash equivalents, and working capital was approximately $368 million. In addition, during the first quarter 2012, $40 million was borrowed in the form of a term loan, which may be used for general corporate purposes, potential acquisitions, to finance temporary cash shortages, capital expenditure needs and to fund on-going operations.

Business Outlook

Dr. Lu concluded, “With further evidence of improvement in overall demand as well as our increased new project design win activity we are returning to our growth model and expect revenue in the second quarter to range between $155 million and $164 million, or up 7 percent to 13 percent sequentially. We expect gross margin to be 26 percent, plus or minus 2 percent. Operating expenses, without consideration of any gain on sale of assets, are expected to be down slightly from first quarter on a percent of revenue basis. We expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.2 million.”

Conference Call

Diodes will host a conference call on Tuesday, May 8, 2012 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-866-825-3308 and providing the confirmation code 49504100. International callers may join the teleconference by dialing 1-617-213-8062 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Friday, May 11, 2012 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 56948236. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: Strong Revenue Growth Projected for the Second Quarter; overall demand is beginning to improve across all of our geographies; as such, we have shifted our strategy back to our growth model to aggressively capture additional market share; we have begun adding capacity for new, more advanced packaging at our Shanghai facilities to support our continued growth; as the demand and pricing environment improves further, we will transition available capacity to higher margin products to enhance our product mix and margins going forward; our expectation for continued growth in the second quarter is further evidence of the improvement in our business and the general economic conditions; as I have stated in the past, the flexibility of our business model has allowed us to consistently deliver profitability, gain market share and even grow revenue during down economic cycles; I believe we are well positioned for growth and that our strategy will continue to produce growth rates that exceed our addressable markets; with further evidence of improvement in overall demand as well as our increased new project design win activity we are returning to our growth model and expect revenue in the second quarter to range between $155 million and $164 million, or up 7 percent to 13 percent sequentially; we expect gross margin to be 26 percent, plus or minus 2 percent; operating expenses, without consideration of any gain on sale of assets, are expected to be down slightly from first quarter on a percent of revenue basis; and we expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.2 million. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

# # #

Company Contact:

Diodes Incorporated

Laura Mehrl

Director of Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group Leanne Sievers

EVP, Investor Relations

P: 949-224-3874

E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011
NET SALES	$144,663	$161,555	$143,313

COST OF GOODS SOLD	110,957	104,162	107,818

Gross profit	33,706	57,393	35,495

OPERATING EXPENSES
Selling, general and administrative	22,146	21,410	22,585
Research and development	7,164	6,518	6,876
Amortization of acquisition related intangible assets	1,095	1,135	1,095
Loss (gain) on sale of assets	(2,199)	53	(80)

Total operating expenses	28,206	29,116	30,476

Income from operations	5,500	28,277	5,019

OTHER INCOME (EXPENSES)
Interest income	172	221	175
Interest expense	(123)	(934)	(116)
Amortization of debt discount	—	(1,984)	—
Other	638	(481)	(1,020)

Total other income (expenses)	687	(3,178)	(961)

Income before income taxes and noncontrolling interest	6,187	25,099	4,058

INCOME TAX PROVISION	618	4,835	245

NET INCOME	5,569	20,264	3,813
Less: NET INCOME attributable to noncontrolling interest	(698)	(580)	(698)

NET INCOME attributable to common stockholders	$4,871	$19,684	$3,115

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.11	$0.44	$0.07

Diluted	$0.10	$0.42	$0.07

Number of shares used in computation
Basic	45,460	44,820	45,425

Diluted	46,935	46,680	46,599

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2012:

	Operating Expenses	Other Income (Expense)	Income Tax Benefit	Net Income
GAAP				$4,871

Earnings per share (GAAP)
Diluted				$0.10

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	1,095	—	(290)	805
Gain on sale of assets	(2,122)	—	509	(1,613)

Adjusted (Non-GAAP)				$4,063

Diluted shares used in computing earnings per share				46,935

Adjusted earnings per share (Non-GAAP)
Diluted				$0.09

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
GAAP				$3,115

Earnings per share (GAAP)
Diluted				$0.07

Adjustments to reconcile GAAP net income to Non-GAAP adjusted net income:
Amortization of acquisition related intangible assets	1,095	—	(230)	865

Adjusted (Non-GAAP)				$3,980

Diluted shares used in computing earnings per share				46,599

Adjusted earnings per share (Non-GAAP)
Diluted				$0.09

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
GAAP				$19,684

Earnings per share (GAAP)
Diluted				$0.42

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	1,135	—	(318)	817
Amortization of debt discount	—	1,984	(694)	1,290

Adjusted (Non-GAAP)				$21,791

Diluted shares used in computing earnings per share				46,680

Adjusted earnings per share (Non-GAAP)
Diluted				$0.47

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.

ADJUSTED NET INCOME (Non-GAAP)

This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, gain on sale of assets and amortization of debt discount, as discussed below. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across other companies with respect to this expense.

Gain on sale of assets – The Company excluded the gain recorded for the sale of an intangible asset. During the first quarter 2012, the Company sold an intangible asset located in Europe and this gain was excluded from management’s assessment of the Company’s core operating performance as this long-lived asset was a non-core intellectual asset. The Company believes the exclusion of the gain on sale of this intangible asset provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Amortization of debt discount – The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount was recurring in nature, the expected life of the Notes was five years as that was the earliest date in which the Notes could be put back to the Company at par value. The amortization period ended October 1, 2011, therefore the Company no longer records amortization of debt discount. In addition, over the past several years, the Company has repurchased some of its Notes, which made the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.

ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, gain on sale of assets and amortization of debt discount as described above. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for first quarter 2012 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures. For first quarter 2012, the amount was $1.5 million ($13.5 million less (-) $12.0 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Net income (GAAP)	$4,871	$19,684	$3,115
Plus:
Interest income (expense), net (1)	(49)	2,697	(59)
Income tax provision	618	4,835	245
Depreciation and amortization	15,773	13,923	16,382

EBITDA (Non-GAAP)	$21,213	$41,139	$19,683

(1)	Includes $2.0 million for the three months ended March 31, 2011 and $0.00 for all other periods, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$176,728	$129,510
Accounts receivable, net	139,695	132,408
Inventories	134,470	140,337
Deferred income taxes, current	5,358	5,450
Prepaid expenses and other	21,685	19,093

Total current assets	477,936	426,798

PROPERTY, PLANT AND EQUIPMENT, net	227,328	225,393

DEFFERRED INCOME TAXES, non current	26,863	26,863

OTHER ASSETS
Goodwill	69,424	67,818
Intangible assets, net	23,619	24,197
Other	22,638	21,995

Total assets	$847,808	$793,064

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
CURRENT LIABILITIES
Lines of credit	$10,517	$8,000
Accounts payable	66,915	66,063
Accrued liabilities	29,455	30,793
Income tax payable	3,117	4,855

Total current liabilities	110,004	109,711

LONG-TERM DEBT, net of current portion	42,826	2,857
CAPITAL LEASE OBLIGATIONS, net of current portion	1,002	1,082
OTHER LONG-TERM LIABILITIES	34,703	30,699

Total liabilities	188,535	144,349

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock-par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock-par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,503,469 and 45,432,252 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	30,471	30,423
Additional paid-in capital	267,422	263,455
Retained earnings	380,515	375,644
Accumulated other comprehensive loss	(34,789)	(35,762)

Total Diodes Incorporated stockholders’ equity	643,619	633,760

Noncontrolling interest	15,654	14,955

Total equity	659,273	648,715
Total liabilities and equity	$847,808	$793,064